Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE  REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE IS SUBJECT TO THE SECURITIES PURCHASE AGREEMENT DATED AS OF MARCH 13, 2009, BY AND BETWEEN FREZER, INC. AND THE HOLDERS AS DEFINED BELOW (THE “SECURITIES PURCHASE AGREEMENT”).

FREZER, INC.

(A Nevada Corporation)

15% CONVERTIBLE NOTE

FOR VALUE RECEIVED, Frezer, Inc., a Nevada corporation (the “Company”), hereby unconditionally promises to pay to [           ] (together with its registered assigns, the “Holder”) on the Maturity Date, as defined below, the principal sum of _____________________(U.S.$_________), and to pay to the Holder interest on the unpaid principal amount of this Note as provided in Article I hereof.  This is the Note referred to in the Securities Purchase Agreement.  Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Securities Purchase Agreement.

ARTICLE I

PRINCIPAL AND INTEREST

Section 1.1       Principal.  Subject to Section 6.1 herein, the entire unpaid principal amount of this Note shall be paid on the Maturity Date if pursuant to a notice from the Holder under Section 2.1 hereof, the Holder elects to receive the Cash Repayment as defined thereunder.  Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

Section 1.2       Interest.  Interest shall accrue (on a compounded basis) on the daily unpaid principal amount of this Note, for each day during the period from and including the date hereof (the “Commencement Date”) to but excluding the date such Note shall be paid in full, at a rate of fifteen percent (15%) per annum (the “Interest Rate”) and shall be payable on the Maturity Date, unless pursuant to a notice from the Holder under Section 2.1 hereof, the Holder elects to receive the Share Repayment as defined thereunder, in which case the interest under Section 1.2 shall be waived in its entirety.

Section 1.3       Default Interest.  Without duplication of any interest payable under Section 1.2 hereof, the Company hereby unconditionally promises to pay to the Holder interest (computed on a compounded basis) on any principal or interest payable by the Company under this Note that shall not have been paid in full when due (whether at stated maturity, by acceleration, upon prepayment or otherwise), for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Interest Rate plus 5%, which interest shall be payable from time to time on demand of the Holder in the event there are defaults as set forth under Section 4.1.

ARTICLE II

PAYMENTS

Section 2.1       Election of Payments and Payments Generally.  At least twenty (20) Business Days prior to the Maturity Date, the Holder shall send the Company a notice which the Holder elects, at Holder’s option, to convert the outstanding principal (excluding any accrued interest) of this Note into the Company’s Common Stock (the “Share Repayment”) or to receive cash repayment of the outstanding principal plus accrued interest (the “Cash Repayment”). The Holder must choose either the Share Repayment or the Cash Repayment and may not combine them in the notice to the Company. If the Holder elects to receive the Cash Repayment, all payments of principal and interest to be made by the Company in respect of this Note shall be made in Dollars by delivery to the Holder, at the address the Holder provides to the Company, not later than 12:00 noon New York time on the date on which such payment shall be due.  If the due date of any payment in respect of this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension.  All payments by the Company under this Note will be made without setoff or counterclaim and free and clear of, and without deductions for, any taxes, fees or other expenses or claims of any kind.

Section 2.2       Prepayments.  This Note may not be pre-paid by the Company.

ARTICLE III

CONVERSION OF NOTES

Section 3.1       Conversion of Notes.

(a) Subject to and in compliance with the provisions of this Note, the Holder shall have the right, at the Holder's option, at any time prior to or on the close of business on the Maturity Date to convert the principal amount of this Note only, without any interest, into that number of fully paid and non-assessable shares at the initial rate of one share for each $0.1597 of principal and interest, which may be adjusted pursuant to Section 3.2 below (the “Conversion Price”).

(b)   In order to exercise the conversion privilege with respect to this Note, the Holder shall give a conversion notice (the “Conversion Notice”) in the form attached hereto as Exhibit A (or such other notice which is acceptable to the Company) to the Company. A Conversion Notice may be given by facsimile transmission to the numbers set forth on the form of Conversion Notice. If the conversion is to occur on the Maturity Date, the Conversion Notice shall be sent to the Company at least twenty (20) Business Days in advance as set forth under Section 2.1 hereof.

(c)  As promptly as practicable, but in no event later than 10 days (except for the conversion on the Maturity Date, in which case the Company can issue shares in twenty (20) Business Days after a Conversion Notice is given), after a Conversion Notice is given, the Company shall issue and shall deliver to the Holder or the Holder's designee the number of full shares issuable upon such conversion of this Note or portion hereof in accordance with the provisions of this Article 3.

Section 3.2       Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:

(i)             In case the Company shall on or after the date hereof pay a dividend or make a distribution to all holders of the outstanding shares in shares, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Shares outstanding at the close of business on the record date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such record date.  If any dividend or distribution of the type described in this Section 3(d)(i) is declared, but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii)            In case the outstanding Shares shall on or after the issuance date be subdivided into a greater number of Shares, the Conversion Price then in effect shall be proportionately reduced, and conversely, in case outstanding Shares shall be combined into a smaller number of Shares, the Conversion Price then in effect shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the day upon which such subdivision or combination becomes effective.

(iii)          Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly, but in no event later than five days thereafter, give a notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(e)           Effect of Conversion.  The Company shall not be obligated to issue certificates evidencing the Shares issuable on such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.   The Company shall not issue fractional shares but shall round up the number of shares issued to the next whole number.  Any conversion effected in accordance with this Section 3 shall be binding upon the Holder hereof.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.1            Event of Default.  "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           default in the payment of any interest in respect of this Note within ten (10) Business Days following the Maturity Date, if the Holder elects to receive Cash Repayment; or

(b)           default in the payment of the outstanding principal amount of this Note on the Maturity Date, if the Holder elects to receive Cash Repayment; or

(c)           a default by the Company of any of its obligations under the Securities Purchase Agreement; provided, however, that such default shall not constitute an Event of Default until notice has been given by the Holder to the Company of the occurrence of such event and such event shall have persisted for more than 10 business days following such notice; and provided further, any such event shall not constitute an Event of Default unless such event, individually or in the aggregate, shall have a Material Adverse Effect (after given effect to the passage of any grace period thereunder); or

(d)           the entry of a decree or order by a court having jurisdiction in the premises adjudging any of the Group Companies a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; or

(e)           the institution by any of the Group Companies of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of the Group Companies to the institution of bankruptcy or insolvency proceedings against it, or the filing by any of the Group Companies of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the Group Companies or of any substantial part of the property of any of the Group Companies, or the making by any of the Group Companies of an assignment for the benefit of creditors, or the admission by any of the Group Companies in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any of the Group Companies in furtherance of any such action.

(f)            the Company’s Common Stock is no longer quoted on the OTC Bulletin Board or listed on an exchange within 12 months after the date of this Note.

Section 4.2       Acceleration of Note.

(a)
If an Event of Default referenced in any of paragraphs (a), (b), (c) and (f) of Section 4.1 occurs and is continuing, then in every such case the Holder may declare the outstanding principal amount of this Note (including accrued interest as provided in Section 1.2 and 1.3 hereof) to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal (including accrued interest as provided in Sections 1.2 and 1.3 hereof) shall become immediately due and payable.

(b)
Notwithstanding the foregoing, if an Event of Default referenced in paragraph (d) or paragraph (e) of Section 4.1 occurs, the outstanding principal amount of this Note (including accrued interest as provided in Sections 1.2 and 1.3 hereof) shall automatically become due and payable immediately without any declaration or other action on the part of the Holder.

(c)
Notwithstanding the foregoing to the contrary, at any time after the outstanding principal amount of this Note shall become immediately due and payable, the Holder, by written notice to the Company, may rescind and annul any acceleration and its consequences.

ARTICLE V

DEFINITIONS

Section 5.1       Definitions.  The following terms shall have the meanings set forth below:

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Default” means an event that, with giving of written notice or passage of time or both, would constitute an Event of Default.

“Dollars” and “$” means lawful money of the United States of America.

“Event of Default” has the meaning set forth under Section 4.1 of this Note.

“Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company, its subsidiaries and Dalian Befut and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under the Purchase Agreement in any material respect.

“Maturity Date” shall mean March 12, 2010.

“Maximum Rate” means the highest non-usurious rate of interest (if any) permitted from day to day by applicable law.

“Note” means this Note of the Company issued to the Holder, as modified and supplemented and in effect from time to time.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Stock” means the $.001 par value per share common stock of the Company.

ARTICLE VI

Section 6.1       Usury Laws.  Regardless of any provision contained in this Note, Holder shall never be deemed to have contracted for, or be entitled to receive, collect, or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law) any amount in excess of the Maximum Rate, and, in the event that Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, then any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, the Company and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, then Payee or any holder hereof shall refund to the Company the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Holder or any holder hereof under this Note at the time in question.

ARTICLE VI

MISCELLANEOUS

Section 7.1       Governing Law; Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof.  The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of New York.  The Company hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.    The Company irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of the Holder to serve process in any other manner permitted by law.

Section 7.2       Successors.  All agreements of the Company in this Note shall bind its successors and permitted assigns.  This Note shall inure to the benefit of the Holder and its permitted successors and assigns.  The Company shall not delegate any of its obligations hereunder without the prior written consent of Holder.

Section 7.3       Amendment, Modification or Waiver.  No provision of this Note may be amended, modified or waived except by an instrument in writing signed by the Company and the Holder.

Section 7.4       Legend.  This Note, and any note issued in exchange or substitution for this Note, shall bear the legend appearing on the first page hereof.

Section 7.5       Notices.  All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given or made in writing (including, without limitation, by telecopy) at the addresses specified in the Securities and Note Purchase Agreement.  Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 7.6       Delay or Omission Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

FREZER, INC.

By:
Name: Hongbo Cao
Title: President and Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Note)

The undersigned, the holder of the below-referenced Note, hereby irrevocably elects to convert $ of the principal amount of the Note (the “Note”) issued by Frezer, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions set forth in the Note and below.

Date of Conversion: ___________________________________________________________________________________

Principal Amount to be Converted: _______________________________________________________________________

Applicable Conversion Price:___________________________________________________________________________

Signature:__________________________________________________________________________________________
[Name]

Address:___________________________________________________________________________________________
                ___________________________________________________________________________________________